UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 18, 2004

GLOBAL EPOINT, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-15775	33-0423037
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

339 South Cheryl Lane, City of Industry, California	91789
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code

(909) 869-1688

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(d) On October 18, 2004, our board of directors appointed four new directors to fill the four vacancies remaining on our board, which now brings the total number of directors to eleven. The newly appointed directors are Richard J. Bartol, Daryl F. Gates, Lawrence S. Leong and James D. Smith. There is no arrangement or understanding between any of the new directors and any other persons pursuant to which any such director was selected as a director. As of the time of this filing, it has not been determined which committees of our board of directors any of the new directors may be named.

Daryl F. Gates has served as a consultant to the company since July 2003. From July 2003 through October 2003, we paid Mr. Gates a monthly consulting fee of $5,000. Effective in November 2003, we entered into a consulting agreement with Mr. Gates pursuant to which we have paid him a monthly consulting fee of $10,000 per month and granted him an option to purchase 60,000 shares of our common stock at $6.47 per share. This option is exercisable until the earlier of five years or the date that Mr. Gates ceases providing consulting services to us. Our current consulting agreement with Mr. Gates expires on October 31, 2004, although we expect to renew his consulting agreement for an additional year on similar terms. Mr. Gates was formerly Chief of the Los Angeles Police Department and his consulting services relate to the development and marketing of our video surveillance systems for law enforcement and other security applications. These services are in addition to services he will provide in his capacity as a member of our board of directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

October 21, 2004	GLOBAL EPOINT, INC.

/s/ JOHN PAN
John Pan,
Chairman of the Board and President